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                      [Letterhead of Day, Berry & Howard]

                                                                November 5, 1997

MBIA Inc.
113 King Street
Armonk, NY  10504

Dear Ladies and Gentlemen:

       We have acted as counsel to MBIA Inc., a Connecticut corporation (the "Company"), in connection with the filing by the Company of a post-effective amendment to its Registration Statement on Form S-8, Registration No. 33-46062 (the "Registration Statement"), relating to 1,000,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be issued pursuant to the MBIA Inc. Employees Profit Sharing and 401(k) Salary Deferral Plan (the "Plan").

       We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

       Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                            Very truly yours,

                            /s/ Day, Berry & Howard

                            Day, Berry & Howard